North Central Bancshares, Inc.
David M. Bradley
(515) 576-7531

North Central Bancshares, Inc. Announces Shareholder Approval of Merger Agreement

FT. DODGE, IOWA – May 23, 2012 – PRNewswire – North Central Bancshares, Inc. (FFFD) (“North Central”) has announced that, at a special meeting of shareholders held earlier today, its shareholders voted to adopt a proposal approving its Agreement and Plan of Merger (the “Merger Agreement”) with Great Western Bancorporation, Inc. (“Great Western”) and 150, Inc. (“150”), under which 150 will merge with and into North Central (the “Merger”).  North Central’s shareholders also voted to adopt a non-binding proposal to approve the compensation that may be paid or become payable to North Central’s named executive officers in connection with the Merger.

Under the terms of the Merger Agreement, each issued and outstanding share of common stock of North Central immediately prior to the effective time of the Merger will be converted into the right to receive $30.58 per share, in cash and without interest and subject to any applicable withholding, representing an approximate premium of 39% over the share closing price on March 12, 2012, the date of entry into the Merger Agreement.  North Central and Great Western anticipate that the Merger will be completed in the summer of 2012, subject to the satisfaction of remaining closing conditions.

About North Central Bancshares, Inc. and First Federal Savings Bank of Iowa

North Central serves north central, central and southeastern Iowa at eleven full service locations in Fort Dodge, Nevada, Ames, Perry, Ankeny, Clive, West Des Moines, Burlington, and Mount Pleasant, Iowa through its wholly-owned subsidiary, First Federal Savings Bank of Iowa (“First Federal”), headquartered in Fort Dodge, Iowa.

First Federal’s deposits are insured by the Federal Deposit Insurance Corporation up to the fullest extent permitted by law.

Caution about Forward-Looking and other Statements

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are statements that include projections, predictions, expectations, or beliefs about future events, such as statements about the anticipated closing date of the Merger.  Although we believe that forward-looking statements are based upon reasonable assumptions, there can be no assurance that actual results, performance or achievements of North Central will not differ materially from any results expressed or implied by such forward-looking statements or that North Central will be able to close on the Merger by the anticipated closing date. Such forward-looking statements are subject to risks and uncertainties, that could cause actual events or results to differ materially from those described in the forward-looking statements and include, but are not limited to, the risk that regulatory approvals or non-objections will not be obtained and those risks described in the cautionary language included under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in North Central’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, Quarterly Report on Form 10-Q for the quarter ended March 31, 2012 and other filings made with the Securities and Exchange Commission.